QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (a)(1)

NEWS RELEASE

WORLDPORT COMMUNICATIONS, INC. ANNOUNCES REVIEW OF W.C.I. ACQUISITION CORP. TENDER OFFER

        Chicago, Illinois, December 30, 2002 (BUSINESS WIRE)—Worldport Communications, Inc. (OTCBB:WRDP) today announced that it is reviewing the previously announced tender offer by W.C.I. Acquisition Corp. for all of the outstanding common stock of Worldport at a price of $0.50 per share.

        Worldport will advise its stockholders of its position with respect to the W.C.I. Acquisition Corp. tender offer on or before January 7, 2002.

Notes to Investors:

        This press release contains certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward-looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or qualified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include the factors detailed in Worldport's annual Report on Form 10-K filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.

CONTACT: Worldport Communications, Inc.
Kathleen A. Cote, 847/353-7253
 kacote@wrdp.com

QuickLinks

  EXHIBIT (a)(1)